Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of QIAGEN N.V. for the registration of its Common Shares and debt securities and to the incorporation by reference therein of our report dated March 30, 2007, with respect to the consolidated financial statements and schedule of QIAGEN N.V. included in its Annual Report (Form 20-F) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

September 21, 2009